EXHIBIT 99.1

J. Ray McDermott Receives Commitment Letter for a $25 Million LC
Facility

    HOUSTON--(BUSINESS WIRE)--Aug. 10, 2004--McDermott International Inc. ("McDermott") (NYSE:MDR) announced today that one of its subsidiaries, J. Ray McDermott, S.A. ("J. Ray"), has received and signed a commitment letter for a new $25 million letter-of-credit facility (the "facility") arranged by Morgan Stanley.
    "Although we recently determined a larger letter-of-credit facility was no longer necessary at J. Ray because of the improving liquidity profile and having no immediate planned use of proceeds, we believe that this smaller facility will provide J. Ray with sufficient additional capacity should it be needed," said Frank Kalman, executive vice president and chief financial officer of McDermott. "We appreciate Morgan Stanley's confidence in J. Ray's turnaround, and are looking forward to closing the transaction on the agreed terms in the near future."
    According to the commitment agreement, the term of the facility will be 36 months with an optional redemption by J. Ray after 18 months. In addition, the commitment has no financial covenants. Liens will be placed on certain J. Ray assets including its domestic accounts receivable and the DB26 vessel. The remaining terms and conditions are similar to those in J. Ray's senior, secured notes issued in 2003.
    In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release, which are forward-looking and provide other than historical information, involve risks and uncertainties that may impact the Company's actual results of operations. These forward-looking statements include our expectations regarding completion of the $25 million letter-of-credit facility and comments and statements regarding J. Ray's liquidity and turnaround. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous uncertainties and risks. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. For a more complete discussion of these risk factors, please see McDermott's annual report for the year ended December 31, 2003 and its 2004 quarterly reports filed with the Securities and Exchange Commission.

    CONTACT: McDermott International Inc., Houston
             Jay Roueche, 281-870-5462
             jroueche@mcdermott.com